SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934
Date of Report (Date of earliest event reported): March 30, 2012

ProAssurance Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-16533	63-1261433
(State of Incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

100 Brookwood Place, Birmingham, Alabama	35209
(Address of Principal Executive Office )	(Zip code)

Registrant’s telephone number, including area code: (205) 877-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-(c) under the Exchange Act (17CFR 240.13e-(c))

ProAssurance and its directors and officers may be deemed to be participants in the solicitation of proxies from shareholders in connection with the election of directors at the annual meeting of shareholders to be held May 16, 2012.  Shareholders are advised to read the referenced proxy statement when it is available because it includes important information.  The proxy statement will be mailed on or about April 5, 2012, and will be available on EDGAR at the SEC's website at www.sec.gov. Investors may obtain a copy of the proxy statement without charge by contacting Frank B. O’Neil at P O Box 590009, Birmingham, AL 35259-0009, by telephone at (205) 877-4400 or (800) 282-6242, or by e-mail at Investor@ProAssurance.com

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
  (b) On March 30, 2012, Jerry D. Brant, D.P.M. submitted his resignation from the Board of Directors of ProAssurance and as President and Chief Executive Officer of our subsidiary, Podiatry Insurance Company of America (“PICA”) and its related entities, in connection with his impending retirement. His resignation from our Board of Directors is effective March 30, 2012; his term would have expired on May 16, 2012 at the 2012 Annual Meeting of Shareholders. Dr. Brant was not standing for re-election due to age-related requirements set forth in our By-Laws. Dr Brant has advised he is resigning to facilitate the transition of leadership at PICA and he has not expressed any disagreement with the practices, policies or general direction of ProAssurance or its Board of Directors.

The three year-term of Dr. Brant's employment agreement will expire on April 1, 2012. Upon the expiration of his employment agreement, ProAssurance is required to execute a Release and Severance Agreement (the “Agreement”) with Dr. Brant as previously disclosed. The previously agreed terms of the Agreement obligate ProAssurance to pay severance compensation, and require Dr. Brant to agree to comply with non-compete and confidentiality obligations and to execute a general release. As part of the Agreement, ProAssurance has agreed to pay Dr. Brant additional compensation for his role in facilitating an orderly transfer of leadership at PICA, and for agreeing to extend the terms and covenants of the noncompete provisions in the Agreement from 24 months to 36 months.

The foregoing provides only a brief description of the terms and conditions of the Agreement and is not intended to be a complete description of the rights and obligations of the parties to the Agreement. Disclosure of the severance and other compensation due to Dr. Brant on his termination of employment will be included in our Proxy Statement for the 2012 Annual Meeting, which we expect to file and mail on or about April 5, 2012 The description of the terms of the Agreement is qualified in its entirety by reference to the copy of the Agreement which will be filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ending June 30, 2012.

Because of Dr. Brant’s position as President and Chief Executive Officer of PICA, he was a non-independent member of our Board of Directors.As a result of Dr. Brant’s resignation, our Board of Directors will consist of ten members until our Annual Meeting of Shareholders on May 16, 2012. Of the ten current directors, eight are judged by our Board to be independent, non-management directors in accordance with our Policy Regarding Determination of Director Independence and standards promulgated by The New York Stock Exchange.

Our Board expects to nomiate Frank Spinosa, D.P.M. to fill the Board seat that is being vacated by Dr. Brant. Dr. Spinosa is a practicing podiatrist who is serving as a member of the Board of Trustees and as Vice President of the American Podiatric Medical Association.

Two other members of our Board of Directors, William H. Woodhams, M.D. and Wilfred W. Yeargan, M.D., will not be standing for re-election due to age-related requirements as set forth in our By-Laws. Our Proxy Statement for the 2012 Annual Meeting of Shareholders will provide greater detail on
Dr. Spinosa and the other individuals who have been nominated to fill these vacancies on our Board of Directors at the 2012 Annual Meeting of our Stockholders to be held on May 16, 2012.

ITEM 8.01 Other Events
Dr. Ross Taubman, now the Executive Vice-Preisdent and Chief Medical Officer at PICA will assume the title of President and Chief Medical Officer upon Dr. Brant’s retirment at PICA.
Dr. Tauubman is a former President of the American Podiatric Medical Asociation and was a practicing podiatrist for 27 years before joining PICA in 2011 as part of the planning for Dr. Brant’s succession.

SIGNATURE
Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 30, 2012

PROASSURANCE CORPORATION
by: /s/ Frank B. O’Neil

Frank B. O’Neil Senior Vice-President